Exhibit 107

Calculation of Filing Fee Table
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Form S-8
(Form Type)
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State Street Corporation
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	Other	14,000,000 shares(2)	$67.13(3)	$938,820,000(3)	$110.20 per $1,000,000	$103,569
Total Offering Amounts					$938,820,000		$103,569
Total Fee Offsets							—
Net Fee Due							$103,569

(1)    In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)    Consists of (i) 6,775,000 shares issuable under the Registrant's 2017 Amended and Restated Stock Incentive Plan (the "2017 Plan") that were approved for issuance by the Registrant's shareholders and (ii) 7,225,000 shares returned to the 2017 Plan in accordance with the terms of such plan and eligible for future issuance.
(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 16, 2023.